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                                                                     EXHIBIT H-1

                     Master Transition Services Agreement

  This Master Transition Services Agreement (the "Agreement") dated as of October 6, 2000, is made between AGL Resources Inc., a Georgia corporation, and its Affiliates ("AGLR") and AGL Services Company ("AGSC"), a Georgia corporation.

                                   RECITALS

  A. In connection with the acquisition of Virginia Natural Gas, Inc. ("VNG"), a Virginia corporation, by AGLR and AGLR's subsequent registration as a public utility holding company, AGLR will establish a system service company to provide services to AGLR subsidiaries.

  B. To facilitate the transition to AGSC of the services currently performed by AGLR, the parties desire to enter into this transition services agreement to provide for temporary services between AGLR and AGSC.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

  1. Definitions.

     "Affiliates" shall mean any affiliate or subsidiary company of AGL Resources Inc. that is listed on Schedule A that shall provide Transition Services to AGSC and that has executed Schedule C indicating its acceptance of this Agreement.

     "Cost" means for any Transition Service rendered hereunder, the allocable portions of the wages, employee benefits, incentives and other payments to AGLR employees, including occupancy costs related to such AGLR employees, and the allocable portions of any direct variable costs and fixed operating costs (including, without limitation, fees, taxes, charges, depreciation, overheads, service fees, and expenses)incurred by AGLR in supplying such Transition Service, all determined in a manner consistent with AGLR's cost accounting practices.

     "Effective Date" means the Closing Date of the VNG Acquisition.

     "Transition Services" means those services more particularly described on Schedule B attached hereto.

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                     Master Transition Services Agreement

  2. Term of Agreement.

  This Agreement shall be effective beginning on the Effective Date and shall continue until December 31, 2000 (the period during which this Agreement remains effective being referred to herein as the "Term"). This Agreement shall be terminable: (a) by either party immediately upon written notice to the other party if the other party shall file or have filed against it any petition under the bankruptcy laws of the United States; or b) according to the terms set forth in Paragraph 4. In addition, this Agreement shall be terminable with respect to any particular Transition Service upon two weeks' notice by AGSC to AGLR. Notwithstanding anything to the contrary set forth herein, so long as either party hereto has any executory obligations incurred during the Term, this Agreement shall remain in effect to govern such obligations.

  3. Transition Services.

  During the Term of this Agreement, AGLR shall provide Transition Services to AGSC according to the terms set forth hereunder and on Schedule B attached hereto. The quality and level of such Transition Services shall be substantially the same as such services provided by AGLR or such Affiliates prior to the date hereof; provided, however, the quality or level of such services shall at a minimum be commercially reasonable. AGLR will invoice AGSC for those Transition Services provided by AGLR and listed on Schedule A attached hereto, and such invoice shall be payable in cash within 30 days after AGSC receives such invoice. Each such invoice shall: (i) identify the applicable Transition Service to which the invoice relates, (ii) provide summary details of the fees and expenses payable for each Transition Service invoiced, and (iii) specify the total amount payable by AGSC to AGLR.

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                     Master Transition Services Agreement

  4. Termination for Cause.

  Either party may terminate this Agreement immediately by written notice to the other party if the other party breaches a material provision of this Agreement and the breach continues for more than five (5) business days after delivery of notice of such breach. Notwithstanding the foregoing, however, if the breaching party is making a good faith effort to cure such breach it shall be provided an additional reasonable amount of time to do so (not to exceed thirty (30) days) without triggering immediate termination.

  5. Effect of Termination or Expiration.

  If this Agreement shall terminate as set forth in Paragraph 2 or Paragraph 4, it shall terminate in its entirety, and no further obligation shall exist on the part of either party under this Agreement, except that AGSC shall be obligated to pay all outstanding amounts due under this Agreement. Notwithstanding anything else contained in this Agreement, termination or expiration of this Agreement shall not act as a waiver by either party of any breach of this Agreement by the other party hereto through the date of such termination or expiration of this Agreement.

  6. Force Majeure.

     (a) AGLR may suspend or reduce, in whole or in part, the supply of any or all of the Transition Services or the performance of any of its obligations hereunder to the extent AGLR is impeded in its ability to provide such Transition Service as a result of a Force Majeure Event.

     Notwithstanding the foregoing, AGLR agrees to use commercially reasonable efforts to comply with the terms and conditions of this Agreement to the extent that it is able to do so. For purposes of this Agreement, the term "Force Majeure Event" includes, but is not limited to: (i) fire, explosion, storm damage, flood, or other casualty; (ii) labor troubles including strikes, lockouts or slowdowns; (iii) government intervention (not including fines for violations of permits), government regulation or statute; (iv) war, sabotage, riot, or other civil disturbance; or (v) other cause or conditions beyond

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                     Master Transition Services Agreement

AGLR's reasonable control. AGLR shall take reasonable steps to mitigate any damages accruing to AGSC as a result of AGLR's inability to comply with the terms and conditions of this Agreement as a result of a Force Majeure Event and to perform its obligations as promptly as reasonably practicable after the elimination of the Force Majeure Event.

     (b) During any period in which any Transition Services are reduced or suspended pursuant to Section 6(a), AGSC shall not be obligated to pay for any Costs with respect to the reduced, suspended or terminated portion of such Transition Services.

     (c) AGLR covenants that it will maintain it's present or comparable replacement disaster recovery program and in the event that a Force Majeure Event occurs which is included in the current AGLR disaster plan, AGLR will make the benefits of its disaster recovery program available to AGSC in accordance with the other terms of this Agreement.

  7. Limitation of Liability.

     (a) Neither AGLR, nor its Affiliates, employees or agents shall be liable to AGSC for, and AGSC releases and discharges AGLR, its Affiliates, employees and agents from, any and all claims, liabilities, actions, suits, judgments, losses, injuries, damages (including, without limitation, incidental or consequential damages), costs and expenses arising out of or connected with any act or omission, of AGLR, its Affiliates, employees or agents, with respect to the Transition Services, or any failure to provide the Transition Services to AGSC, other than a refusal by AGLR in breach of this Agreement, or gross negligence or willful misconduct of AGLR, its Affiliates, employees or agents.

     (b) AGSC shall not use the Transition Services for any purpose other than in connection with the operation of its business. AGSC will indemnify AGLR against any loss, damage or expense incurred by AGLR as a result of AGSC's willful, improper use or employment of any of the Transition Services in contravention of the provisions of this Agreement.

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                     Master Transition Services Agreement

  8. Warranties.

  AGLR warrants that it will make commercially reasonable efforts to provide for the maintenance of all software in a normal operating state. Except as provided in the foregoing sentence, the parties expressly agree that no warranty shall be implied under this Agreement, whether warranties of utility, fitness for any particular purpose, merchantability, or any other type and, further, that no warranties of any sort are made herein.

  9. Cooperation.

  If, after the date hereof, the parties determine that additional services and functions need to be provided by AGLR to AGSC during the Term of this Agreement, each of AGLR and AGSC agrees to use commercially reasonable efforts to:

     (a) cause AGLR to provide to AGSC such services or functions, as applicable, and

     (b) agree on fair pricing for such services or functions.

  10. Notices.

  All notices and other communications required or permitted hereunder shall be in writing (including telex, telefax or similar writing) and shall be given:

  If to AGLR to:

     AGL Resources Inc.
     817 West Peachtree St. N.W. 10th Floor
     Atlanta, Ga. 30308
     Attention: Donald P. Weinstein, Senior Vice
                President & Chief Financial Officer
     Facsimile: (404) 584-3419


  If to any Affiliate, the notice should be sent to the address indicated on Schedule C.

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                     Master Transition Services Agreement

  If to AGSC to:

     AGL Services Company.
     817 West Peachtree St. N.W. 10th Floor
     Atlanta, Ga. 30308
     Attention: Paul R. Shlanta, President
     Facsimile:  (404) 584-3419


or to such other person or to such other address or telefax number as the party to whom such notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when received.

  11. Interpretation.

  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

  12. Miscellaneous.

  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (b) is an independent agreement, the rights and obligations of the parties to which shall not be affected by any provision of, or remedy arising under or with respect to any other agreement between the parties, except to the extent expressly provided in any such agreement; (c) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto or any permitted assignees, any rights or remedies with respect to the subject matter hereof; (d) shall not be assigned by operation of law or otherwise by either party without the express written prior approval of the other party, which approval shall not be unreasonably withheld, except that AGLR may assign all or any portion of its rights hereunder or obligations to one or more Affiliates;(e) shall be governed by and construed in accordance with the laws of

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                     Master Transition Services Agreement

the State of Georgia without regard to its conflicts of law or choice of law rules; and (f) is not intended to and shall not be deemed to create an employment relationship between AGSC and the employees, agents, or both, of AGLR or any Affiliate or Subsidiary of AGLR who perform Transition Services pursuant to the terms and conditions of this Agreement.

  13. Counterparts.

  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers.

                                AGL Resources Inc.


                                By:
                                    --------------------------
                                Name:
                                Title:


                                AGL Services Company


                                By:
                                    --------------------------
                                Name:
                                Title:

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                     Master Transition Services Agreement

                                  Schedule A

AGLR Affiliate Companies that may provide services to AGSC are:

Atlanta Gas Light Company - AGLC
Chattanooga Gas Company - Chattanooga Gas
Virginia Natural Gas, Inc. - VNG
AGL Energy Services, Inc. - AGLE
Georgia Gas Company - Georgia Gas
SouthStar Energy Services LLC - SouthStar
AGL Investments, Inc. - AGLI
Trustees Investments, Inc. - Trustees Investments
Utilipro, Inc. - Utilipro
AGL Consumer Services, Inc. - AGL Consumer Services
AGL Peaking Services, Inc. - AGL Peaking
Georgia Energy Company - Georgia Energy
AGL Capital Trust - Capital Trust
AGL Propane Services, Inc. - AGL Propane Services
AGL Networks, LLC - AGL Networks
AGL Capital Corporation - AGL Capital

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                     Master Transition Services Agreement

                                  SCHEDULE B

Transition and Support Services Schedule


Agreed upon services to be received from AGLR or Affiliates:

                                    YES    NO
                                    ---    --
Customer Services                    x
Employee Services                    x
Engineering                          x
Executive Services                   x
External Relations                   x
Facilities Management                x
Financial Services                   x
Fleet Services                       x
Gas Supply and Capacity Management   x
Information Systems Support          x
Internal Audit                       x
Investor Relations                   x
Legal Services and Risk Management   x
Marketing                            x
Other Business Support               x
Purchasing                           x
Rates and Regulatory                 x
Strategic Planning                   x

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                     Master Transition Services Agreement

                                   Schedule C


   The following Affiliates agree to be bound by the Transition Services
Agreement:



1.  ___________________________
    (Company Name)

    ___________________________
    (President)

    ___________________________

    ___________________________
    (Address)

    ___________________________
    (Date)

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